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                                                                     Exhibit 3.3



















                           VENETIAN CASINO RESORT, LLC


                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT













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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----


ARTICLE I         DEFINITIONS AND USAGE.......................................2
         1.1      "Adjusted Capital Account...................................2
         1.2      "Affiliate..................................................2
         1.3      "Articles...................................................3
         1.4      [Intentionally Omitted].....................................3
         1.5      "Capital Account............................................3
         1.6      "Code.......................................................3
         1.7      "Company Minimum Gain.......................................3
         1.8      "Depreciation...............................................3
         1.9      "Effective Tax Rate.........................................4
         1.10     "Final Determination........................................4
         1.11     "GAAP.......................................................4
         1.12     "Gross Asset Value..........................................4
         1.13     [Intentionally Omitted].....................................5
         1.14     "Member Minimum Gain........................................5
         1.15     "Member Nonrecourse Debt....................................5
         1.16     "Member Nonrecourse Deductions..............................5
         1.17     "Net Profit" or "Net Loss...................................5
         1.18     "Nonrecourse Deductions.....................................6
         1.19     "Nonrecourse Liability......................................7
         1.20     "Person.....................................................7
         1.21     "Preferred Return...........................................7
         1.22     [Intentionally Omitted].....................................7
         1.23     "Transfer...................................................7
         1.24     "Treasury Regulations.......................................7
         1.25     "Unpaid Preferred Return....................................7
         1.26     "Unrecovered Preferred Capital..............................8
         1.27     Cross References............................................8
         1.28     Usage Generally.............................................8

ARTICLE II        FORMATION; NAME; TERM.......................................9
         2.1      Formation...................................................9
         2.2      Company Name...............................................10
         2.3      Effective Date.............................................10
         2.4      Term.......................................................10
         2.5      Registered Agent and Office................................10
         2.6      Principal Place of Business................................10
         2.7      Filings....................................................10
         2.8      Purpose....................................................10
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         2.9      [Intentionally Omitted]....................................11
         2.10     [Intentionally Omitted]....................................11
         2.11     Authorized Person..........................................11
         2.12     Certificates...............................................11

ARTICLE III       CONTRIBUTIONS..............................................11
         3.1      Capital Contributions......................................11
         3.2      Deficit Restoration Obligation.............................12

ARTICLE IV        CAPITAL ACCOUNTS; ALLOCATIONS..............................12
         4.1      Capital Accounts...........................................12
         4.2      Allocation of Net Profit...................................13
         4.3      Allocation of Net Loss.....................................13
         4.4      Interim Allocations Due to Percentage Interest Adjustment..14
         4.5      Regulatory Allocations.....................................14
         4.6      Certain Tax Matters........................................16

ARTICLE V         DISTRIBUTIONS..............................................17
         5.1      General....................................................17
         5.2      Tax Distributions..........................................18
         5.3      Return of Capital..........................................19
         5.4      Limits on Distributions....................................19

ARTICLE VI        BOOKS; RECORDS; ACCOUNTING; FINANCIAL AND TAX MATTERS......20
         6.1      Accounting Method..........................................20
         6.2      Accounting Records.........................................20
         6.3      Fiscal Year................................................20
         6.4      Reports....................................................20
         6.5      Bank and Investment Accounts...............................21
         6.6      Records....................................................21
         6.7      Tax Matters Partner........................................21
         6.8      Classification as a Partnership............................21

ARTICLE VII       MANAGEMENT BY THE MANAGING MEMBER..........................22
         7.1      Management by the Members..................................22
         7.2      Admission of New Members...................................22
         7.3      Appointment of Officers....................................23
         7.4      Power of Members...........................................23

ARTICLE VIII      LIABILITY; EXCULPATION; INDEMNIFICATION....................23
         8.1      Liability of Members; Reimbursement of Managing Member.....23
         8.2      Duties and Liabilities of Covered Persons..................23
         8.3      Indemnification............................................25


                                       ii
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ARTICLE IX        TRANSFERS..................................................26
         9.1      General Restrictions.......................................26
         9.2      Violative Transfers........................................27
         9.3      Substituted Member.........................................27
         9.4      Approval by the Nevada Gaming Commission...................27

ARTICLE X         BANKRUPTCY; TERMINATION; DISSOLUTION; LIQUIDATION AND
                  WINDING-UP.................................................28
         10.1     Bankruptcy.................................................28
         10.2     Termination of the Company.................................28
         10.3     Liquidation and Winding-Up.................................28
         10.4     Survival of Rights, Duties and Obligations.................30
         10.5     Claims of the Members......................................30

ARTICLE XI        GENERAL PROVISIONS.........................................30
         11.1     Notices....................................................30
         11.2     Entire Agreement; Non-Waiver...............................31
         11.3     Amendments.................................................31
         11.4     Further Assurances.........................................31
         11.5     Applicable Law.............................................32
         11.6     Severability...............................................32
         11.7     Counterparts...............................................32
         11.8     Table of Contents and Headings.............................32


                                      iii
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                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                           VENETIAN CASINO RESORT, LLC


                  This Amended and Restated Limited Liability Company Agreement (this "AGREEMENT") of Venetian Casino Resort, LLC, a Nevada limited liability company (the "COMPANY"), dated as of June 4, 2002, is adopted and entered into by and between Las Vegas Sands, Inc., a Nevada corporation ("LVSI"), as managing member ("Managing Member"), and Interface Group Holding Company, Inc., a Nevada corporation ("Interface Holding"), as non-managing member ("Non-Managing Member") (each, a "MEMBER" and collectively, with all other Persons who from time to time become Members pursuant to this Agreement, the "MEMBERS"), pursuant to and in accordance with the Nevada Limited Liability Company Act, Nev. Rev. Stat. Sections 86.011 to 86.590, as amended from time to time (the "ACT"), and the terms of this Agreement.

                  WHEREAS, the Company was formed September 5, 1997, pursuant to the Act, and the Company's members are LVSI and Interface Holding; and

                  WHEREAS, the parties desire to participate in a joint venture to construct, hold, own, manage and operate the Venetian Casino Resort, a large-scale Venetian-themed hotel, casino, retail, meeting and entertainment complex located in Las Vegas, Nevada (the "Venetian Casino Resort") and to engage in any lawful act or activity for which limited liability companies may be formed under the Act and in any and all activities necessary or incidental to the foregoing.


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                  NOW, THEREFORE, in consideration of the agreements and
obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:


                                   ARTICLE I

                              DEFINITIONS AND USAGE

                  1.1 "ADJUSTED CAPITAL ACCOUNT" shall mean, with respect to any Member, such Member's Capital Account balance, increased by such Member's share of Company Minimum Gain and Member Minimum Gain.

                  1.1A "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to the Treasury Regulations under Section 704 of the Code or Section 3.2 hereof; (b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  1.2 "AFFILIATE" shall mean, with respect to any Person, any other Person, that, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such Person. "CONTROL," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" shall have correlative meanings.
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                                                                               3


                  1.3 "ARTICLES" shall mean the articles of organization of the Company attached hereto as Exhibit A.

                  1.4 [Intentionally Omitted].

                  1.5 "CAPITAL ACCOUNT" shall mean, with respect to each Member, the capital account of such Member, maintained as set forth in Section 4.1.

                  1.6 "CODE" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

                  1.7 "COMPANY MINIMUM GAIN" shall mean "partnership minimum gain," as defined in Section 1.704-2(b)(2) of the Treasury Regulations, and shall be determined in accordance with Section 1.704-2(d) of the Treasury Regulations.

                  1.7A "DEFICIT RESTORATION OBLIGATION LIMIT" shall mean, with respect to LVSI, $38,500,000, and such term shall mean zero with respect to all other Members.

                  1.8 "DEPRECIATION" shall mean, with respect to any fiscal year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for Federal income tax purposes, except that if the Gross Asset Value of the asset differs from its adjusted tax basis, Depreciation shall be determined either (a) in accordance with the methods used for Federal income tax purposes and shall equal the amount that bears the same ratio to the Gross Asset Value of such asset as the depreciation, amortization or other cost recovery deduction computed for Federal income tax purposes with respect to such asset bears to the adjusted Federal income tax basis of such asset; PROVIDED, HOWEVER, that if any such asset that is depreciable or amortizable has an adjusted federal income tax basis of zero, the rate of Depreciation shall be as determined by the "tax matters partner," or (b) as set forth in Treasury

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                                                                               4


Regulations Section 1.704-3(d)(2) if the Company, pursuant to Section 4.6(b), uses the remedial method of allocations under Section 704(c) of the Code.

                  1.9 "EFFECTIVE TAX RATE" shall mean, for any year, the percentage determined by the tax matters partner to be a reasonable estimate of the highest marginal combined Federal, state and local income tax rate (giving effect to the deduction of state and local income taxes, as applicable, for Federal and state income tax purposes), applicable to individuals residing in the state of Nevada with respect to the taxable income allocated to the Members by the Company for Federal income tax purposes.

                  1.10 "FINAL DETERMINATION" shall mean (i) a decision, judgment, decree or other order by a court of original jurisdiction which has become final (i.e., the time for filing an appeal shall have expired), (ii) a closing agreement made under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of the time for instituting a claim for refund, or if a claim was filed, the expiration of the time for instituting suit with respect thereto, or (iv) in any case where judicial review shall be unavailable, a decision, judgment, decree or other order of an administrative official or agency which has become final.

                  1.11 "GAAP" shall mean generally accepted accounting principles as in effect in the United States from time to time.

                  1.12 "GROSS ASSET VALUE" shall mean, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except that
(i) the Gross Asset Value of any asset contributed to the Company shall be its gross fair market value at the time such asset is contributed or deemed contributed for purposes of computing Capital Accounts, (ii) upon a contribution of money or other property to the Company by a new or existing Member as

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consideration for an interest in the Company, and upon a distribution of money or other property to a retiring or continuing Member as consideration for an interest in the Company, the Gross Asset Value of all of the assets of the Company shall be adjusted to equal their respective gross fair market values,
(iii) the Gross Asset Value of any asset distributed in kind to any Member shall be the gross fair market value of such asset on the date of such distribution, and (iv) the Gross Asset Value of any asset determined pursuant to clauses (i) or (ii) above shall thereafter be adjusted from time to time by the Depreciation taken into account with respect to such asset for purposes of determining Net Profit or Net Loss.

                  1.13 [Intentionally Omitted].

                  1.14 "MEMBER MINIMUM GAIN" shall mean "partner nonrecourse debt minimum gain," as defined in Section 1.704-2(i)(2) of the Treasury Regulations, and shall be determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

                  1.15 "MEMBER NONRECOURSE DEBT" shall mean "partner nonrecourse debt," as defined in Section 1.704-2(b)(4) of the Treasury Regulations.

                  1.16 "MEMBER NONRECOURSE DEDUCTIONS" shall mean "partner nonrecourse deductions," as defined in Section 1.704-2(i)(1) of the Treasury Regulations, and shall be determined in accordance with Section 1.704-2(i)(2) of the Treasury Regulations.

                  1.17 "NET PROFIT" or "NET LOSS" shall mean, with respect to any fiscal year, the taxable income or loss of the Company as determined for federal income tax purposes, with the following adjustments:

                                    (i) Such taxable income or loss shall be
increased by the amount, if any, of tax-exempt income received or accrued by the Company;


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                                    (ii) Such taxable income or loss shall be
reduced by the amount, if any, of all expenditures of the Company described in
Section 705(a)(2)(B) of the Code, including expenditures treated as described therein under Section 1.704(b)(2)(iv)(i) of the Treasury Regulations;

                                    (iii) If the Gross Asset Value of any asset
is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

                                    (iv) Gain or loss resulting from any
disposition of any asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that such Gross Asset Value differs from the adjusted tax basis of such asset; and

                                    (v) In lieu of the depreciation,
amortization, or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year; and

                                    (vi) Notwithstanding any other provision of
this subsection, any items of income, gain, loss or deduction that are specially allocated pursuant to Section 4.3A shall not be taken into account in computing Net Profit or Net Loss."

                  1.18 "NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for any year equals the excess, if any, of the net increase in the amount of Company Minimum Gain during such year over the aggregate amount of any distributions during such year of proceeds of a

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Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with Section 1.704-2(c) of the Treasury Regulations.

                  1.19 "NONRECOURSE LIABILITY" shall have the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

                  1.20 "PERSON" shall mean any individual, partnership, company, corporation, limited liability company, trust, estate, unincorporated association, syndicate, joint venture or organization, or any government or any department, agency or political subdivision thereof, or any other entity.

                  1.21 "PREFERRED RETURN," with respect to the Non-Managing Member, shall mean a return at the rate of 12%, compounded semi-annually on June 30 and December 31, beginning as of June 30, 1997, to the extent not distributed pursuant to Section 5.1(a), on the Unrecovered Preferred Capital.

                  1.22 [Intentionally Omitted].

                  1.23 "TRANSFER" shall mean any transfer, sale, assignment, pledge, lease, hypothecation, mortgage, gift or creation of security interest, lien or trust (voting or otherwise) or other encumbrance or other disposition of any interests. "TRANSFEROR" and "TRANSFEREE" have correlative meanings and, in addition, shall mean any Person who, in the case of a Transferor, issues securities and, in the case of a Transferee, acquires securities so issued.

                  1.24 "TREASURY REGULATIONS" shall mean the Income Tax Regulations promulgated under the Code, as amended from time to time.

                  1.25 "UNPAID PREFERRED RETURN," with respect to the Non-Managing Member, shall mean an amount equal to the excess, if any, of the cumulative accrued Preferred Return

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                                                                               8


over the aggregate of all amounts previously distributed to such Member pursuant to Section 5.1(a).

                  1.26 "UNRECOVERED PREFERRED CAPITAL," with respect to the Non-Managing Member, shall mean an amount equal to the excess, if any, of actual amount of cash contributed by Interface Holding pursuant to Section 3.1 over the aggregate of all amounts previously distributed to such Member pursuant to
Section 5.1(b).

                  1.27 CROSS REFERENCES. Each of the following terms shall have the meaning assigned thereto in the Section of this Agreement set forth below opposite such term:

                  Act...................................................Preamble
                  Agreement.............................................Preamble
                  Capital Account............................................4.1
                  Company...............................................Preamble
                  Conversion.................................................2.1
                  Covered Person..........................................8.2(a)
                  Deficit Member..........................................4.5(e)
                  Effective Date.............................................2.3
                  LVSI..................................................Preamble
                  Managing Member.......................................Preamble
                  Members...............................................Preamble
                  Non-Managing Member...................................Preamble
                  Property...................................................2.8
                  Regulatory Allocations..................................4.5(f)
                  Series A Preferred Return..................................2.1
                  Series B Preferred Return..................................2.1
                  tax matters partner........................................6.7
                  Venetian Casino Resort................................Preamble

                  1.28 USAGE GENERALLY. The definitions in Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated

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                                                                               9


herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.


                                   ARTICLE II

                              FORMATION; NAME; TERM

                  2.1 FORMATION. LVSI and Interface Holding formed the Company as a limited liability company on September 5, 1997, under and pursuant to the provisions of the Act. The Members hereby agree that the Company shall be governed by the terms and conditions of this Agreement. Subject to the terms and conditions herein, the Managing Member shall own a common equity interest in the Company and the Non-Managing Member shall own a preferred equity interest in the Company (the "SERIES A PREFERRED INTEREST"). The Non-Managing Member, at any time and in its sole discretion, may convert (a "CONVERSION") the Series A Preferred Interest into a preferred equity interest which will be entitled to the Preferred Return, beginning on the Effective Date (the "SERIES B PREFERRED INTEREST").


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                                                                              10


                  2.2 COMPANY NAME. The name of the Company shall be Venetian Casino Resort, LLC.

                  2.3 EFFECTIVE DATE. This Agreement shall become effective upon the execution of this Agreement by the Members (the "EFFECTIVE DATE").

                  2.4 TERM. The Company shall have perpetual existence unless sooner dissolved or terminated as provided in the Act or this Agreement.

                  2.5 REGISTERED AGENT AND OFFICE. The Company's registered agent and office in Nevada shall be Lionel Sawyer & Collins, 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, NV 89101.

                  2.6 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be at 3355 Las Vegas Boulevard, South, Las Vegas, Nevada 89109 or at such other or additional place or places as the Members shall determine from time to time. The Company may have other offices, either within or outside of the State of Nevada, at such place or places as the Members may from time to time designate or the business of the Company may require.

                  2.7 FILINGS. The Members promptly shall cause the execution and delivery of such documents and performance of such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business.

                  2.8 PURPOSE. The purpose for which the Company is formed and the nature of business proposed to be transacted and carried on by it shall be limited to the following: (i) to

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                                                                              11


construct, hold, own, manage, market and operate a hotel, casino, resort, meeting, convention, retail and entertainment complex known as the Venetian Casino Resort (the "Property"), located at 3355 Las Vegas Boulevard, South Las Vegas, Nevada, (ii) to engage in the casino gaming, hotel, and resort business at the Property and any activity and business incidental, directly related or similar thereto (iii) to engage in any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any hotel, entertainment, convention, trade show, meeting, recreation, retail sale or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming, hotel and resort business operated by the Company and (iv) to engage in any other lawful activity.

                  2.9 [Intentionally Omitted].

                  2.10 [Intentionally Omitted].

                  2.11 AUTHORIZED PERSON. Renee Blango-Michie hereby is designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Articles.

                  2.12 CERTIFICATES. The Non-Managing Member's preferred equity interest in the Company shall be evidenced by a certificate of interest, substantially in the form of Exhibit B attached hereto, issued by the Company on the Effective Date.


                                   ARTICLE III

                                  CONTRIBUTIONS

                  3.1 CAPITAL CONTRIBUTIONS. On or prior to the date of this Agreement, all capital contributions by the Members shall have been made to the Company. From time to time, the Members may agree to make additional capital contributions in cash, real property or other property and, at such times, shall have their Capital Accounts increased pursuant to Section 4.1.


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                  3.2 DEFICIT RESTORATION OBLIGATION. If LVSI has a deficit
balance in its Capital Account at the time of liquidation of its interest in the Company, after giving effect to all contributions, distributions and allocations for all taxable years through the date of such liquidation, LVSI shall be obligated to contribute to the capital of the Company an amount of cash equal to the lesser of (a) the amount necessary to restore such deficit balance to zero, and (b) the Deficit Restoration Obligation Limit. Such amount shall be paid to the Company by the later of the end of the taxable year in question or 90 days after the date of the Company's liquidation and shall be available for payment to the creditors of the Company or for distribution to Members having positive capital account balances.

                                   ARTICLE IV

                          CAPITAL ACCOUNTS; ALLOCATIONS

                  4.1 CAPITAL ACCOUNTS. A separate capital account (a "CAPITAL ACCOUNT") shall be maintained for each Member. Each Member's Capital Account shall be credited with (a) the amount of such Member's capital contribution made in cash, (b) the fair market value (net of liabilities assumed or taken subject to) of all property contributed by such Member, (c) such Member's allocated share of Net Profit of the Company and (d) any items of income and gain allocated to such Member pursuant to Section 4.5. Each Member's Capital Account shall be reduced by (a) the amount of any cash distributions to such Member, (b) the fair market value (net of liabilities assumed or taken subject to) of all property distributed in kind to such Member, (c) such Member's allocated share of Net Loss of the Company and (d) any items of deduction and loss allocated to such Member pursuant to Section 4.5.


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                  4.2 ALLOCATION OF NET PROFIT. Except as otherwise provided in the further provisions of this Article IV, Net Profit of the Company for any fiscal year shall be allocated as follows and in the following order of priority:

                  (a) First, to LVSI to the extent of its Adjusted Capital Account Deficit, if any; PROVIDED, HOWEVER, that any Net Profit allocated pursuant to this Section 4.2(a) for any fiscal year shall not exceed the Net Profit of the Company for such fiscal year computed as if Section 4.3A were not in this Agreement;

                  (b) Next, to Interface Holding until it has received aggregate allocations of Net Profit pursuant to this Section 4.2(b) for the current and all prior years equal to the cumulative Net Loss allocated to such Member pursuant to Section 4.3(b) for all prior periods;

                  (c) Next, if a Conversion has occurred, to Interface Holding until it has received aggregate allocations of Net Profit pursuant to this
Section 4.2(c) for the current and all prior years equal to the cumulative accrued Preferred Return;

                  (d) Next, to LVSI until it has received aggregate allocations of Net Profit pursuant to this Section 4.2(d) for the current and all prior years equal to the cumulative Net Loss allocated to such Member pursuant to
Section 4.3(a) for all prior periods;

                  (e) Thereafter, to LVSI.

                  4.3 ALLOCATION OF NET LOSS. Except as otherwise provided in the further provisions of this Article IV, Net Loss of the Company for any fiscal year shall be allocated as follows and in the following order of priority:


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                                                                              14


                  (a) First, to LVSI until its Capital Account balance has been reduced to zero;

                  (b) Second, to Interface Holding until its Capital Account balance has been reduced to zero; and

                  (c) Thereafter, to LVSI.

                  4.3A SPECIAL ALLOCATION OF CERTAIN ITEMS OF EXPENSE. Notwithstanding any other provision of this Article IV, Depreciation and, to the extent necessary, operating expenses shall be allocated to LVSI to the extent necessary so that the deficit balance of its Capital Account is equal to its Deficit Restoration Obligation Limit.

                  4.4 INTERIM ALLOCATIONS DUE TO PERCENTAGE INTEREST ADJUSTMENT. Except as may be otherwise agreed to by the Members, in the event of a transfer of an interest in the Company, the Company's Net Profit or Net Loss shall be allocated among the Members for the periods before and after the change or transfer based on an interim closing of the books. This Section 4.4 shall apply both for purposes of computing a Member's Capital Account and for Federal income tax purposes, unless the Members otherwise agree.

                  4.5 REGULATORY ALLOCATIONS.

                  (a) Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.
The items to be so allocated shall be

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determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations.
This Section 4.5(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

                  (b) Notwithstanding any other provisions of this Article IV except Section 4.5(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 4.5(b) is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(i) of the Treasury Regulations and shall be interpreted consistently therewith.

                  (c) Nonrecourse Deductions for any year shall be allocated to LVSI.

                  (d) Any Member Nonrecourse Deductions for any year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

                  (e) Notwithstanding any other provision of this Article IV, no Member shall be allocated in any fiscal year of the Company any Net Loss to the extent such allocation would increase a deficit balance in such Member's Adjusted Capital Account to an amount greater than its Adjusted Capital Account Deficit, taking into account all other allocations to be made for such year pursuant to this Article IV and the reasonably expected adjustments, allocations and distributions described in
Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. Any such Net Loss that would be allocated to a Member (the "DEFICIT MEMBER") shall instead be allocated to the other Members. Moreover, if a Deficit Member unexpectedly receives an adjustment, allocation or distribution described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations which creates or increases an Adjusted Capital Account Deficit (computed after all other allocations to be made for such year pursuant to this Article IV have been tentatively made as if this Section 4.5(e) were not in this Agreement), such Deficit Member shall be allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible. This Section 4.5(e) is intended to comply with the qualified income offset requirement of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

                  (f) The allocations set forth in Sections 4.5(a) through 4.5(e) (the "REGULATORY ALLOCATIONS") shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

                  (g) For purposes of Section 1.752-3(a)(3) the Members' shares of "excess nonrecourse liabilities" shall equal their respective shares of Nonrecourse Deductions.

                  4.6 CERTAIN TAX MATTERS.

                  (a) Except as otherwise provided herein, all items of Company income, gain, deduction and loss shall be allocated among the Members in the same proportion as they share in the Net Profit and Net Loss to which such items relate. Any credits against income tax shall be allocated to LVSI.

                  (b) Income, gain, loss or deductions of the Company shall, solely for income tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted basis of the assets of the Company and their respective Gross Asset Values upon contribution. In furtherance of the foregoing, the Managing Member shall determine which of the methods prescribed in such Regulations the Company shall employ.


                                    ARTICLE V

                                  DISTRIBUTIONS

                  5.1 GENERAL. No Member shall be entitled to receive any distribution from the Company except as provided in this Agreement. Except as otherwise provided in Sections 5.2 and 10.4, distributions of Company cash or other property shall be made semi-annually (to the extent permitted by the debt agreements and instruments of the Company) at such times and in such amounts as may be determined by the Managing Member (in its sole discretion) and in the following order of priority:

                  (a) First, if a Conversion has occurred, to Interface Holding, in an amount equal to its Unpaid Preferred Return at such time;

                  (b) Next, to Interface Holding, in an amount equal to the lesser of its Unrecovered Preferred Capital or its positive Capital Account balance at such time; and

                  (c) Thereafter, to LVSI if the Unrecovered Preferred Capital of Interface Holding is equal to zero.

                  5.2 TAX DISTRIBUTIONS.

                  (a) Notwithstanding the provisions of Section 5.1 , if it is anticipated that the allocations of Net Profit for any year pursuant to Section
4.2 will result in the Members recognizing taxable income with respect to the Company for such year, the Members shall make a good faith estimate of the amount of such taxable income to be recognized by each of the Members, and distributions of Company cash shall be made to each of the Members in an amount equal to the Effective Tax Rate multiplied by such Member's allocations of Net Profit for such year pursuant to Section 4.2. Distributions required to be made pursuant to this Section 5.2(a) shall be made in quarterly installments in a timely manner so that the Members may pay any estimated or required income or similar taxes, and shall be treated, at the election of the Managing Member, either as (i) amounts to be distributed pursuant to Section 5.1 or (ii) advances against such amounts.

                  (b) The computation of the amounts required to be distributed pursuant to Section 5.2(a) for any year shall be adjusted (i) prior to each distribution for such year, (ii) upon the filing of the Company's Federal income tax return for such year, (iii) upon any Final Determination of the Company's taxable income for such year and (iv) at any other time when in the good faith judgment of the Managing Member it appears that a prior estimate has been incorrect, in each case so as to take into account actual determinations and/or revised estimates of the Members' shares of taxable income for such year for Federal income tax purposes. Following any such adjustment, the amounts to be distributed pursuant to Section 5.2(a) shall be adjusted appropriately, or additional distributions shall be made, so as to give effect to such actual determinations and/or revised estimates.

                  5.3 RETURN OF CAPITAL.

                  (a) [Intentionally Omitted].

                  (b) Notwithstanding Section 5.1, beginning on June 30, 2011 and on a semi-annual basis thereafter, distributions under Sections 5.1(a) and
(b) must be made to Interface Holding until its Unrecovered Preferred Capital is equal to zero.

                  (c) Notwithstanding Section 5.1, the Company shall, to the extent desired and as directed from time to time by the Managing Member, make distributions of cash or other property to the Managing Member; PROVIDED that the aggregate amount of such distributions, reduced by capital contributions made by LVSI to the Company after the date hereof, shall not exceed $100,000,000 million or such greater number as the Members shall agree.

                  (d) Upon the Unrecovered Preferred Capital balance equaling zero, the Non-Managing Member shall no longer be considered a Member for purposes of this Agreement and shall not be entitled to receive any allocations or distributions from the Company pursuant to terms of this Agreement.

                  5.4 LIMITS ON DISTRIBUTIONS. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to such Member's interest if such distribution would violate the Act or other applicable law.

                                   ARTICLE VI

              BOOKS; RECORDS; ACCOUNTING; FINANCIAL AND TAX MATTERS

                  6.1 ACCOUNTING METHOD. The Company shall keep its accounting records and shall report its profits or losses on the accrual method of accounting in accordance with GAAP.

                  6.2 ACCOUNTING RECORDS. The Company shall keep complete and accurate business and accounting records reflecting all transactions of the Company. The Company's records shall be maintained at the principal place of business of the Company and shall be subject to inspection or examination by the Members at all reasonable times.

                  6.3 FISCAL YEAR. The fiscal year of the Company initially shall end on December 31 of each year.

                  6.4 REPORTS.

                  (a) Upon the request of any Member, as soon as practicable but in any event within 120 days after the close of each fiscal year of the Company, the Company shall prepare and deliver, or cause to be prepared and delivered, to each Member the following financial statements: (i) a balance sheet of the Company as at the end of such fiscal year; (ii) a statement of net profit and net loss for such fiscal year; and (iii) a statement of cash flows of the Company for such fiscal year.

                  (b) The Company shall prepare, or cause to be prepared, and shall file all tax returns, be they information returns or otherwise, which are required to be filed with the Internal Revenue Service, state and local tax authorities and foreign tax jurisdictions, if any. A copy of such returns shall be furnished to each of the Members.

                  (c) The Company shall furnish the Members with all Company information required to be reported in the tax returns of the Members for tax jurisdictions in which the Company is considered to be doing business, including a report indicating each Member's share for income tax purposes of the Company's income, gain, credits, losses and deductions within 180 days after the end of the Company's fiscal year or as soon thereafter as possible, if the Company is unable to provide such information within such 180 day period.

                  6.5 BANK AND INVESTMENT ACCOUNTS. All funds of the Company shall be deposited in its name in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Managing Member. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such officer or officers of the Company as the Managing Member may designate.

                  6.6 RECORDS. The Company shall keep at its registered office such records as are required by the Act and by the Nevada Gaming Control Act, as amended from time to time.

                  6.7 TAX MATTERS PARTNER. The "TAX MATTERS PARTNER" (as such term is defined in Section 6231(a)(7) of the Code) of the Company shall be the Managing Member.

                  6.8 CLASSIFICATION AS A PARTNERSHIP. The parties hereto intend that the Company be classified as a partnership for federal tax purposes effective as of the date of this Agreement. The tax matters partner shall not file an election for the Company to be taxable as an association, and shall, for and on behalf of the Company, take all steps as may be required to maintain the Company's classification as a partnership for federal tax purposes. By executing this Agreement, each of the parties hereto consents to the authority of the tax matters partner to make any such election and shall cooperate in the making of such election (including providing consents and other authorizations that may be required).


                                   ARTICLE VII

                        MANAGEMENT BY THE MANAGING MEMBER

                  7.1 MANAGEMENT BY THE MEMBERS. The Company shall be managed solely by the Managing Member. The Non-Managing Member shall have no voting or consent rights except to the extent required by law or provided for herein.

                  7.2 ADMISSION OF NEW MEMBERS. No new members shall be admitted without the consent of all the existing Members except in accordance with the transfer provisions contained in Article IX. Notwithstanding the foregoing, without the consent of the Non-Managing Member, the Managing Member may elect to admit as new members officers of the Company or LVSI upon the receipt by the Company of fair consideration as determined by the Managing Member in its sole discretion; provided that the interests issued to such new members shall only be
(i) non-voting common equity interests of the Company (representing up to 7.5% of the common equity interests in the Company) and (ii) non-voting profit interests (representing up to a 7.5% profit interest in the Company for which the Company may pay distributions either (a) at any time or (b) only upon the liquidation or dissolution of the Company). Prior to the admission of an additional member of the Company or the issuance of a profit interest, the Members shall amend this Agreement to make such changes as the Managing Member shall determine to reflect the admission of such additional member or the issuance of such profit interest.

                  7.3 APPOINTMENT OF OFFICERS. The Managing Member may, from time to time, appoint officers of the Company, hire Company executives, and set the compensation of such officers and executives.

                  7.4 POWER OF MEMBERS. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement. Except as otherwise specifically provided by this Agreement or required by the Act, and except for powers of the Managing Member pursuant to Section 7.1, no Member shall have the power to act for or on behalf of, or to bind, the Company.


                                  ARTICLE VIII

                     LIABILITY; EXCULPATION; INDEMNIFICATION

                  8.1 LIABILITY OF MEMBERS; REIMBURSEMENT OF MANAGING MEMBER. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act and other applicable law. A Member shall not be personally liable for any indebtedness, liability or obligation of the Company, except that such Member shall remain personally liable for the payment of any capital contributions required by Article III, and as otherwise set forth in this Agreement, the Act and any other applicable law. The Managing Member shall be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses that are incurred by the Managing Member in its performance of the services rendered as Managing Member of the Company or that otherwise directly relate to the purpose of the Company as provided in
Section 2.8 hereof.

                  8.2 DUTIES AND LIABILITIES OF COVERED PERSONS.

                  (a) To the extent that, at law or in equity, any Member, any Affiliate of a Member or any shareholders, partners, members, employees, representatives or agents of a

Member or their respective Affiliates, any officer or any employee or agent of the Company (each a "COVERED PERSON") has duties (including fiduciary duties) and liabilities related thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.

                  (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

                  (c) Whenever in this Agreement a Covered Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

                  8.3 INDEMNIFICATION.

                  (a) The Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Covered Person is or was a Member, officer, employee or agent of the Company, or that such Covered Person is or was serving at the request of the Company as a partner, member, director, officer, trustee, employee or agent of another Person, against all expenses, including attorneys' fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Covered Person if a judgment or other final adjudication adverse to such Covered Person establishes that his or her acts constituted intentional misconduct or gross negligence.

                  (b) The indemnification provided by this Section 8.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of Members or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8.3 shall continue as to a Covered Person who has ceased to be a Member, officer, employee or agent (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                                   ARTICLE IX

                                    TRANSFERS

                  9.1 GENERAL RESTRICTIONS.

                  (a) No Member may Transfer all or any portion of such Member's interest (including any beneficial interest therein), unless the following conditions are met: (i) the other Member approves the Transfer, which approval may be withheld in such other Member's sole discretion; (ii) an instrument of Transfer in form and substance satisfactory to such other Member, executed by the Transferor and the Transferee of the interest, together with such additional instruments and documents as shall be requested by such other Member, shall be delivered to the Company; and (iii) the Transferee shall, if so requested, assume the obligations, if any, of the Transferor to the Company. Any Person that acquires an interest pursuant to this Article IX shall assume all obligations of the transferring Member.

                  (b) Notwithstanding Section 9.1(a)(1), without the consent of the Managing Member, the Non-Managing Member may transfer all or any portion of such Member's interest (including any beneficial interest therein), if the Company has received an opinion of counsel reasonably satisfactory to the Managing Member that such Transfer would, in the opinion of such counsel, (i) not result in the violation of, or loss of exemption under, any applicable federal or state securities law; (ii) not result in the breach of any agreement to which the Company is a party or is bound; (iii) not result in the Company no longer being treated as a partnership for federal income tax purposes, or in a termination of the Company for federal income tax purposes; (iv) not cause the assets of the Company to be treated as "plan assets" under the Employee Retirement Income Security Act of 1974, as amended (and any successor statute) or the Code; and (v) not caused the Company to be treated as a publicly traded partnership under the Code. In its discretion, the Managing Member may waive the requirement for delivery of all or any part of the opinion described above.

                  9.2 VIOLATIVE TRANSFERS. No Member may make a Transfer of an interest in the Company in violation of Section 9.1, and any such Transfer shall be null, void and without effect.

                  9.3 SUBSTITUTED MEMBER. As a condition to the admission of any Person as a substituted Member, the Person to be admitted shall execute and acknowledge such instruments, in form and substance satisfactory to the non-transferring Member as such Member may deem necessary or desirable to effectuate such admission, and shall confirm that the individual's legal representative, committee or other entity to be admitted as a Member has agreed to be bound by all of the covenants, terms and conditions of this Agreement, as the same shall have been amended.

                  9.4 APPROVAL BY THE NEVADA GAMING COMMISSION. Notwithstanding anything to the contrary expressed or implied in this Agreement, the sale, assignment, transfer, pledge or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission. If at any time the Nevada Gaming Commission finds that a Member which owns any such interest is unsuitable to hold that interest, the Nevada Gaming Commission shall immediately notify the Company of that fact. The Company shall, within 10 days from the date that it receives the notice from the Nevada Gaming Commission, return to the unsuitable Member the amount of his capital account as reflected on the books of the Company. Beginning on the date when the Nevada Gaming Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable Member:
(a) to receive any share of the distribution of profits or cash or any other

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                                                                              28


property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (b) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company, for services rendered or otherwise.

                  Any Member that is found unsuitable by the Nevada Gaming Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall, within 10 days after the Company receives notice from the Nevada Gaming Commission, return to the Member in cash, the amount of his capital account as reflected on the books of the Company, and the unsuitable Member shall no longer have any direct or indirect interest in the Company.


                                   ARTICLE X

        BANKRUPTCY; TERMINATION; DISSOLUTION; LIQUIDATION AND WINDING-UP

                  10.1 BANKRUPTCY. The Managing Member is authorized to file, on behalf of the company, a petition for relief under title 11 of the United States Code.

                  10.2 TERMINATION OF THE COMPANY. In the event of the affirmative agreement for a dissolution of all of the Members, the Company shall be terminated on the 90th day after the occurrence of such event.

                  10.3 LIQUIDATION AND WINDING-UP. If the Company is dissolved pursuant to Section 10.1, the Company shall be liquidated and wound up in accordance with the Act and the following provisions:

                  (a) The assets, properties and business of the Company shall be liquidated by the Members as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, if it is determined by the Members not to sell all or any portion of the properties and assets of the Company, such properties and assets shall be distributed in kind in the order of priority set forth in subsection (c); PROVIDED, HOWEVER, that the fair market value of such properties and assets shall be used in determining the extent and amount of a distribution in kind of such properties and assets in lieu of actual cash proceeds of any sale or other disposition thereof.

                  (b) Net Profit or Net Loss of the Company for the year of liquidation shall be credited or charged to the Capital Accounts of the Members in accordance with the allocation provisions set forth in Sections 4.2 and 4.3, respectively.

                  (c) The proceeds of sale of all or substantially all of the properties and assets of the Company and all other properties and assets of the Company not sold, as provided in subsection (b) above, and valued at the fair market value thereof as provided in such subsection (b), shall be applied and distributed as follows, and in the following order or priority:

                                    (i) First, to the payment of all debts and
liabilities of the Company and the expenses of liquidation not otherwise adequately provided for;

                                    (ii) Second, to the setting up of any
reserves that are reasonably necessary for any contingent unforeseen liabilities or obligations of the Company or of the Members arising out of, or in connection with, the Company;

                                    (iii) Third, to Interface Holding in an
amount equal to its Unrecovered Preferred Capital at such time;

                                    (iv) Fourth, to Interface Holding in an
amount equal to its Unpaid Preferred Return at such time; and

                                    (v) Fifth, the remaining proceeds to LVSI.

                  (d) A Certificate of Cancellation shall be filed with the Secretary of State of the State of Nevada by the Members.

                  10.4 SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

                  10.5 CLAIMS OF THE MEMBERS. Members and former Members shall look solely to the Company's assets for the return of their contributions to the Company, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such contributions, the Members and former Members shall have no recourse against the Company or any other Member.


                                   ARTICLE XI

                               GENERAL PROVISIONS

                  11.1 NOTICES. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be deemed to have been duly given if mailed by first class United States mail, postage prepaid, addressed to the party entitled to receive the same or delivered personally to such party, or telegraphed, telexed, sent by facsimile transmission or sent by overnight courier, in each case to the addresses or facsimile telephone numbers therefor set forth below:

                                                                              31
If to LVSI:

                           Las Vegas Sands, Inc.
                           3355 Las Vegas Boulevard South
                           Las Vegas, Nevada  89109
                           Attention: Sheldon G. Adelson, Chairman of the Board

If to Interface Holding:

                           Interface Group Holding Company, Inc.
                           201 East Sands Avenue
                           Las Vegas, Nevada  89109
                           Attention:  Sheldon G. Adelson, Chairman of the Board

or to such other address, in any such case, as any party hereto shall have last designated by notice to the other party. Notice shall be deemed to have been given on the day that it is so delivered personally, telegraphed, telexed or sent by facsimile transmission and the appropriate answerback received or, if sent by overnight courier, shall be deemed to have been given one day after delivery by the courier company, or if mailed, three days following the date on which such notice was so mailed.

                  11.2 ENTIRE AGREEMENT; NON-WAIVER. This Agreement constitutes the entire agreement of the parties hereto. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other Member, whether of a similar or dissimilar nature thereof.

                  11.3 AMENDMENTS. This Agreement may be amended from time to time only upon the written approval of the Managing Member and the other Members.

                  11.4 FURTHER ASSURANCES. Each of the Members hereby agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and

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                                                                             32


things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

                  11.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby), and specifically the Act and the Nevada Gaming Control Act, as amended from time to time. Clark County, Nevada, shall be the exclusive venue for any action brought by any party in any way related to this Agreement.

                  11.6 SEVERABILITY. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

                  11.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  11.8 TABLE OF CONTENTS AND HEADINGS. The table of contents and headings in this Agreement are solely for convenience of reference and shall not affect the interpretation or construction of any of the provisions hereof.

                  [11.8 EFFECTIVE DATE: The effective date of the Amended and Restated Limited Liability agreement herein shall be June 4, 2002.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, by their respective duly authorized officers or partners, on the date first above written.

                                          MEMBERS


                                          LAS VEGAS SANDS, INC.


                                          By: /s/ David Friedman
                                             --------------------------------
                                             Name:  David Friedman
                                             Title: Secretary



                                          INTERFACE GROUP HOLDING COMPANY, INC.


                                          By: /s/ David Friedman
                                             --------------------------------
                                             Name:  David Friedman
                                             Title: Secretary